Exhibit 99.1
Goodrich Petroleum Corporation
808 Travis, Suite 1320
Houston, Texas 77002
(713) 780-9494
fax (713) 780-9254
Contact:
Traded: NYSE (GDP)
Robert C. Turnham, President
David R. Looney, Chief Financial Officer
FOR IMMEDIATE RELEASE
GOODRICH PETROLEUM ANNOUNCES THE APPOINTMENT OF STEPHEN M.
STRATY TO ITS BOARD OF DIRECTORS
Houston, Texas — January 22, 2009. Goodrich Petroleum Corporation (NYSE: GDP) today announced that Stephen M. Straty has been appointed to its Board of Directors. Mr. Straty joins the Board effective January 21, 2009 as an independent Director and will serve as a class III Director until the 2010 annual meeting of shareholders. The appointment of Mr. Straty increases the Board from nine to ten Directors. Mr. Straty has nearly thirty years of experience in energy finance and is currently Co-Head and a Managing Director of Jefferies Randall & Dewey, the Energy Investment Banking Group of Jefferies Group, Inc.
Patrick E. Malloy III, Goodrich’s Chairman of the Board, commented, “We are extremely pleased to have Steve joining our Board. We believe Steve’s experience, expertise and knowledge of our industry will be of great benefit to Goodrich Petroleum, its Board and our fellow shareholders.”
OTHER INFORMATION
Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.
Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange. The majority of its properties are in Louisiana and Texas.